SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



--------------------------------------------
                  In the Matter of           :
                                             :
GPU, Inc.                                    :
Jersey Central Power & Light Company         :Certificate Pursuant
Metropolitan Edison Company                  :To Rule 24 of Partial
Pennsylvania Electric Company                :Completion of Transactions
                                             :
                                             :
                  File No. 70-7926           :
                                             :
(Public Utility Holding Company Act of 1935) :
-------------------------------------------- :


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, and December 22, 1997, with respect to said Declaration, as follows:
          1. During the period January 1, 1999 through March 31, 1999, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by

Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.

     2. At the close of business on December 31, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

          Company                                   Amount
          -------                                   ------

          JCP&L                                  $69,100,000
          Met-Ed                                  63,200,000
          Penelec                                 54,200,000

          3. During the period January 1, 1999 through March 31, 1999, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before March 31, 1999) unsecured short-term promissory notes as commercial paper as follows:

JCP&L
-----

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

01/04/99                   01/08/99                    26,000,000
01/04/99                   01/11/99                    25,800,000
01/06/99                   01/13/99                    15,400,000
01/07/99                   01/14/99                     9,100,000
01/08/99                   01/14/99                     8,500,000
01/08/99                   01/15/99                    20,000,000
01/11/99                   01/13/99                    14,100,000
01/11/99                   01/19/99                    20,000,000
01/12/99                   01/20/99                    11,000,000
01/13/99                   01/20/99                     6,500,000
01/13/99                   01/21/99                    20,000,000
01/15/99                   01/22/99                    15,000,000
01/19/99                   01/26/99                    18,400,000

JCP&L continued
---------------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

01/20/99                   01/25/99                    25,000,000
01/20/99                   01/27/99                    25,000,000
01/22/99                   01/28/99                     8,200,000
01/27/99                   02/02/99                    15,000,000
01/27/99                   02/03/99                    15,300,000
01/28/99                   02/04/99                    18,200,000
01/29/99                   02/05/99                    20,700,000
02/02/99                   02/09/99                     9,900,000
02/03/99                   02/10/99                    15,000,000
02/04/99                   02/11/99                    21,100,000
02/05/99                   02/12/99                    11,400,000
02/11/99                   02/18/99                    17,200,000
02/22/99                   03/08/99                    22,100,000
02/24/99                   03/03/99                    11,100,000
03/03/99                   03/09/99                    13,300,000
03/04/99                   03/11/99                     7,500,000
03/05/99                   03/12/99                     6,400,000
03/08/99                   03/10/99                     8,400,000
03/08/99                   03/16/99                     8,300,000
03/09/99                   03/17/99                     9,000,000
03/09/99                   03/18/99                     9,000,000
03/10/99                   03/11/99                     2,600,000
03/11/99                   03/18/99                     6,300,000
03/18/99                   03/23/99                     6,900,000
03/19/99                   03/24/99                     7,900,000
03/22/99                   03/29/99                     7,400,000
03/24/99                   03/25/99                       500,000



Met-Ed
------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

01/04/99                   01/06/99                    17,500,000
01/04/99                   01/11/99                    17,400,000
01/06/99                   01/13/99                    14,600,000
01/07/99                   01/11/99                     4,700,000
01/08/99                   01/14/99                    26,700,000
01/12/99                   01/19/99                    13,000,000
01/13/99                   01/20/99                     1,600,000
01/14/99                   01/21/99                    20,900,000
01/15/99                   01/22/99                    24,000,000
01/19/99                   01/25/99                    18,500,000
01/20/99                   01/26/99                    11,600,000
01/21/99                   01/27/99                    13,300,000
01/22/99                   01/28/99                    21,900,000
01/25/99                   01/26/99                    26,525,000
01/25/99                   01/29/99                     1,675,000
01/26/99                   01/29/99                    10,000,000
01/26/99                   02/02/99                    27,200,000
01/27/99                   02/03/99                    14,200,000
01/28/99                   02/12/99                    19,600,000
01/29/99                   02/05/99                    12,000,000

Met-Ed continued
----------------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------
02/02/99                   02/04/99                    29,200,000
02/03/99                   02/10/99                    14,200,000
02/04/99                   02/11/99                    29,200,000
02/05/99                   02/08/99                     7,400,000
02/08/99                   02/16/99                    11,600,000
02/10/99                   02/17/99                    13,900,000
02/11/99                   02/18/99                     9,600,000
02/11/99                   02/18/99                       500,000
02/11/99                   03/03/99                    15,100,000
02/12/99                   02/19/99                    17,700,000
02/17/99                   02/18/99                     6,900,000
02/18/99                   02/25/99                    16,200,000
02/19/99                   02/26/99                    27,100,000
02/22/99                   03/08/99                    12,000,000
02/23/99                   03/02/99                     4,300,000
02/25/99                   03/04/99                    16,500,000
02/26/99                   03/05/99                    25,100,000
03/02/99                   03/09/99                     5,500,000
03/03/99                   03/17/99                    11,800,000
03/04/99                   03/11/99                    17,200,000
03/05/99                   03/12/99                    28,500,000
03/08/99                   03/16/99                    10,400,000
03/09/99                   03/16/99                     7,100,000
03/11/99                   03/25/99                    17,200,000
03/12/99                   03/19/99                     7,400,000
03/12/99                   03/26/99                    20,000,000
03/16/99                   03/23/99                    15,300,000
03/17/99                   03/24/99                    14,500,000
03/19/99                   03/23/99                     8,000,000
03/23/99                   03/30/99                    23,300,000
03/24/99                   04/07/99                     7,000,000
03/24/99                   04/09/99                     7,500,000
03/25/99                   03/31/99                    10,000,000
03/25/99                   04/01/99                     7,200,000
03/30/99                   04/05/99                    11,000,000
03/30/99                   04/09/99                    11,000,000
03/31/99                   04/07/99                     6,700,000


Penelec
-------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

01/04/99                   01/06/99                       900,000
01/04/99                   01/06/99                    20,000,000
01/04/99                   01/11/99                     8,800,000
01/06/99                   01/08/99                     4,100,000
01/06/99                   01/14/99                    20,000,000
01/07/99                   01/11/99                    11,400,000
01/08/99                   01/15/99                    14,200,000
01/11/99                   01/13/99                    17,200,000
01/11/99                   01/15/99                    10,000,000
01/12/99                   01/19/99                    26,000,000
01/13/99                   01/20/99                    26,600,000
01/14/99                   01/21/99                    14,200,000

Penelec continued
-----------------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

01/15/99                   01/22/99                    25,000,000
01/19/99                   01/25/99                    24,100,000
01/20/99                   01/26/99                    23,800,000
01/20/99                   01/26/99                    12,900,000
01/22/99                   01/25/99                     1,400,000
01/25/99                   01/28/99                    26,300,000
01/26/99                   01/29/99                    10,000,000
01/26/99                   02/02/99                    21,500,000
01/27/99                   02/03/99                    19,100,000
01/28/99                   02/04/99                    27,000,000
01/29/99                   02/05/99                    12,500,000
02/02/99                   02/09/99                    28,900,000
02/03/99                   02/08/99                    12,700,000
02/03/99                   02/10/99                    12,000,000
02/04/99                   02/11/99                    23,300,000
02/05/99                   02/08/99                     8,400,000
02/08/99                   02/12/99                    19,000,000
02/09/99                   02/16/99                    26,800,000
02/10/99                   02/17/99                     6,800,000
02/11/99                   02/18/99                     8,100,000
02/11/99                   02/18/99                    12,000,000
02/12/99                   02/19/99                     7,900,000
02/16/99                   02/22/99                    29,300,000
02/17/99                   02/18/99                     1,300,000
02/18/99                   02/25/99                    16,700,000
02/19/99                   02/26/99                    24,400,000
02/22/99                   03/08/99                    26,200,000
02/24/99                   03/10/99                    10,900,000
02/24/99                   03/10/99                    10,600,000
02/25/99                   03/04/99                    15,800,000
02/26/99                   03/05/99                    28,400,000
03/01/99                   03/02/99                     7,400,000
03/02/99                   03/09/99                     6,500,000
03/04/99                   03/11/99                    17,400,000
03/05/99                   03/12/99                    27,300,000
03/08/99                   03/16/99                    27,300,000
03/09/99                   03/17/99                     6,500,000
03/10/99                   03/17/99                    10,700,000
03/10/99                   03/18/99                    10,700,000
03/11/99                   03/18/99                    17,500,000
03/12/99                   03/16/99                     9,500,000
03/12/99                   03/17/99                    10,000,000
03/15/99                   03/18/99                     7,800,000
03/16/99                   03/17/99                    33,600,000
03/17/99                   03/18/99                    64,000,000


      To summarize the above transactions,  at March 31, 1999, JCP&L, Met-Ed and
Penelec  had  outstanding   unsecured  short-term  promissory  notes  issued  as
commercial paper as follows:

            Company                                 Amount
            -------                                 ------

            JCP&L                               $          0
            Met-Ed                                50,400,000
            Penelec                                        0

      4. At the close of business on December 31, 1998, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $ 69,100,000
            JCP&L                                 53,300,000
            Met-Ed                                16,400,000
            Penelec                               31,900,000

     During the period January 1,1999 through March 31,1999, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows: GPU

Issue
Date           Bank                                     Amount       Maturity
----           ----                                     ------       --------

01/04/99   Banca Popolare di Milano                  14,300,000      01/06/99
01/04/99   Banca Popolare di Milano                  14,300,000      01/11/99
01/04/99   Summit Bank                                1,500,000      01/06/99
01/05/99   Sumitomo Bank                              4,200,000      01/07/99
01/06/99   Sumitomo Bank                              8,800,000      01/12/99
01/06/99   Summit Bank                                7,100,000      01/13/99
01/07/99   Chase Manhattan Bank                       8,000,000      01/14/99
01/07/99   Chase Manhattan Bank                       7,400,000      01/13/99
01/08/99   Chase Manhattan Bank                       7,500,000      01/14/99
01/08/99   Chase Manhattan Bank                       7,500,000      01/15/99
01/11/99   Chase Manhattan Bank                      11,500,000      01/19/99
01/11/99   Summit Bank                                2,900,000      01/12/99
01/12/99   Sumitomo Bank                             14,800,000      01/20/99
01/12/99   Summit Bank                                2,900,000      01/19/99
01/13/99   Chase Manhattan Bank                       7,400,000      01/21/99
01/13/99   Sumitomo Bank                              7,100,000      01/21/99
01/14/99   Banca Popolare di Milano                   5,300,000      01/22/99
01/14/99   Chase Manhattan Bank                       8,000,000      01/22/99
01/15/99   Chase Manhattan Bank                       7,500,000      01/25/99
01/19/99   Banca Popolare di Milano                  11,500,000      01/26/99
01/19/99   Summit Bank                                2,900,000      01/26/99

GPU continued

Issue
Date       Bank                                         Amount       Maturity
----       ----                                         ------       --------

01/20/99   Summit Bank                               14,800,000      01/27/99
01/21/99   Credit Agricole                           12,300,000      01/28/99
01/21/99   Summit Bank                                2,300,000      01/22/99
01/22/99   Chase Manhattan Bank                       9,600,000      01/25/99
01/22/99   Chase Manhattan Bank                       7,000,000      01/29/99
01/25/99   Chase Manhattan Bank                      12,000,000      01/29/99
01/25/99   Chase Manhattan Bank                       4,100,000      01/28/99
01/26/99   Chase Manhattan Bank                       2,200,000      02/02/99
01/26/99   Chase Manhattan Bank                       7,000,000      02/02/99
01/26/99   Summit Bank                                5,200,000      02/02/99
01/27/99   Chase Manhattan Bank                      14,800,000      02/03/99
01/28/99   Banca Popolare di Milano                  16,500,000      02/04/99
01/29/99   Banca Popolare di Milano                   1,200,000      02/01/99
01/29/99   Chase Manhattan Bank                       7,800,000      02/05/99
01/29/99   Chase Manhattan Bank                      10,000,000      02/01/99
02/01/99   Chase Manhattan Bank                       1,300,000      02/08/99
02/01/99   Chase Manhattan Bank                      10,000,000      02/08/99
02/02/99   Chase Manhattan Bank                      12,100,000      02/09/99
02/02/99   Chase Manhattan Bank                       2,200,000      02/03/99
02/03/99   Banca Popolare di Milano                  10,100,000      02/05/99
02/03/99   Sumitomo Bank                             10,000,000      02/10/99
02/04/99   Banca Popolare di Milano                  19,900,000      02/11/99
02/05/99   Banca Popolare di Milano                  10,100,000      02/12/99
02/05/99   Chase Manhattan Bank                       7,800,000      02/08/99
02/08/99   Chase Manhattan Bank                      19,600,000      02/12/99
02/08/99   Chase Manhattan Bank                       1,000,000      02/10/99
02/09/99   Chase Manhattan Bank                      13,100,000      02/16/99
02/10/99   Chase Manhattan Bank                      11,000,000      02/17/99
02/11/99   Sumitomo Bank                             20,200,000      02/18/99
02/12/99   Chase Manhattan Bank                      20,000,000      02/19/99
02/12/99   Summit Bank                                9,700,000      02/19/99
02/12/99   Summit Bank                                2,000,000      02/19/99
02/16/99   Chase Manhattan Bank                      15,000,000      02/22/99
02/17/99   Chase Manhattan Bank                      12,500,000      02/23/99
02/18/99   Sumitomo Bank                             21,900,000      02/25/99
02/19/99   Banca Popolare di Milano                  21,400,000      02/26/99
02/19/99   Chase Manhattan Bank                       4,600,000      02/22/99
02/19/99   Mellon Bank                                3,700,000      02/23/99
02/19/99   Sumitomo Bank                              3,100,000      02/26/99
02/22/99   Chase Manhattan Bank                      21,000,000      03/08/99
02/23/99   Chase Manhattan Bank                      15,300,000      02/24/99
02/25/99   Chase Manhattan Bank                      13,700,000      03/04/99
02/26/99   Chase Manhattan Bank                      20,600,000      03/05/99
02/26/99   First Union National Bank                  7,000,000      03/05/99
03/02/99   Banca Popolare di Milano                   1,700,000      03/03/99
03/03/99   Sumitomo Bank                              3,400,000      03/04/99
03/04/99   Banca Popolare di Milano                   9,100,000      03/09/99
03/04/99   Banca Popolare di Milano                   9,000,000      03/10/99
03/05/99   Sumitomo Bank                             14,500,000      03/12/99
03/05/99   Sumitomo Bank                             14,000,000      03/11/99
03/08/99   Chase Manhattan Bank                      11,000,000      03/15/99
03/08/99   Chase Manhattan Bank                      10,000,000      03/16/99
03/09/99   Chase Manhattan Bank                      11,300,000      03/17/99

GPU continued
-------------

Issue
Date       Bank                                        Amount        Maturity
----       ----                                        ------        --------

03/10/99   Banca Popolare di Milano                  10,000,000      03/18/99
03/11/99   Banca Popolare di Milano                   1,400,000      03/16/99
03/11/99   Summit Bank                               20,000,000      03/18/99
03/12/99   Sumitomo Bank                             11,800,000      03/17/99
03/15/99   Chase Manhattan Bank                      11,800,000      03/22/99
03/15/99   Sumitomo Bank                             23,200,000      03/19/99
03/16/99   Banca Popolare di Milano                   1,400,000      03/17/99
03/16/99   Chase Manhattan Bank                      10,000,000      03/23/99
03/17/99   Banca Popolare di Milano                     600,000      03/18/99
03/17/99   Chase Manhattan Bank                      11,300,000      03/18/99
03/17/99   First Union National Bank                    800,000      03/18/99
03/17/99   Sumitomo Bank                             11,800,000      03/18/99
03/23/99   Chase Manhattan Bank                       1,200,000      03/24/99
03/24/99   Chase Manhattan Bank                       2,800,000      03/25/99
03/25/99   Sumitomo Bank                              4,000,000      03/26/99
03/26/99   Chase Manhattan Bank                       5,100,000      03/29/99
03/29/99   Chase Manhattan Bank                       2,500,000      03/30/99
03/29/99   Summit Bank                                3,400,000      03/30/99
03/30/99   First Union National Bank                  7,100,000      03/31/99
03/31/99   First Union National Bank                  5,800,000      04/05/99
03/31/99   Summit Bank                                3,400,000      04/01/99

JCP&L
-----

Issue
Date       Bank                                         Amount       Maturity
----       ----                                         ------       --------

01/14/99   Banca Popolare di Milano                   1,300,000      01/22/99
01/14/99   Chase Manhattan Bank                      12,500,000      01/22/99
01/22/99   First Union National Bank                  2,000,000      01/25/99
01/25/99   Chase Manhattan Bank                      16,000,000      01/29/99
01/25/99   Citibank                                  15,000,000      01/28/99
02/01/99   Citibank                                  14,100,000      02/08/99
02/08/99   Chase Manhattan Bank                       7,900,000      02/16/99
02/09/99   Chase Manhattan Bank                       3,000,000      02/16/99
02/10/99   Chase Manhattan Bank                       6,100,000      02/17/99
02/10/99   Citibank                                   1,400,000      02/17/99
02/12/99   Summit Bank                                5,800,000      02/19/99
02/16/99   Chase Manhattan Bank                       5,200,000      02/22/99
02/18/99   Chase Manhattan Bank                       2,300,000      02/19/99
02/18/99   Sumitomo Bank                              3,100,000      02/19/99
02/19/99   Citibank                                   9,600,000      02/26/99
02/26/99   First Union National Bank                  5,500,000      03/05/99
03/10/99   Chase Manhattan Bank                       7,500,000      03/15/99
03/10/99   Chase Manhattan Bank                       7,500,000      03/19/99
03/12/99   Sumitomo Bank                                600,000      03/15/99
03/15/99   First Union National Bank                  6,000,000      03/22/99
03/15/99   First Union National Bank                  2,000,000      03/22/99
03/22/99   Mellon Bank                               10,100,000      03/25/99
03/25/99   Bank of Pennsylvania                       8,600,000      03/30/99
03/26/99   Chase Manhattan Bank                      11,600,000      03/31/99
03/26/99   Chase Manhattan Bank                      11,000,000      04/01/99
03/30/99   Bank of Pennsylvania                       5,700,000      04/02/99

JCP&L continued
---------------

Issue
Date                                                     Amount      Maturity
----                                                     ------      --------
03/31/99   Bank of Pennsylvania                       5,100,000      04/06/99
03/31/99   First Union National Bank                  7,100,000      04/05/99



Met-Ed
------

Issue
Date       Bank                                          Amount      Maturity
----       ----                                          ------      --------

01/05/99   Sumitomo Bank                              5,100,000      01/07/99
01/07/99   Citibank                                   2,700,000      01/12/99
01/08/99   Chase Manhattan Bank                       5,000,000      01/13/99
01/11/99   Chase Manhattan Bank                      23,100,000      01/15/99
01/11/99   Citibank                                   2,800,000      01/13/99
01/13/99   Summit Bank                               17,100,000      01/20/99
01/20/99   Chase Manhattan Bank                      11,800,000      01/25/99
01/25/99   Chase Manhattan Bank                       7,000,000      01/26/99
01/25/99   Sumitomo Bank                              3,100,000      01/27/99
01/26/99   Banca Popolare di Milano                   2,000,000      01/27/99
01/27/99   Chase Manhattan Bank                       5,200,000      02/03/99
01/27/99   Summit Bank                                3,300,000      02/03/99
02/01/99   Chase Manhattan Bank                       6,400,000      02/08/99
02/02/99   Chase Manhattan Bank                       5,400,000      02/09/99
02/03/99   Sumitomo Bank                              2,300,000      02/09/99
02/04/99   Chase Manhattan Bank                       5,400,000      02/09/99
02/08/99   Chase Manhattan Bank                       1,000,000      02/16/99
02/09/99   Chase Manhattan Bank                       7,900,000      02/16/99
02/16/99   Banca Popolare di Milano                   8,600,000      02/23/99
02/16/99   Chase Manhattan Bank                      12,700,000      02/22/99
02/24/99   Chase Manhattan Bank                       8,400,000      03/09/99
02/24/99   Summit Bank                               20,000,000      03/10/99
02/25/99   Chase Manhattan Bank                       1,300,000      03/04/99
03/05/99   Sumitomo Bank                              5,700,000      03/12/99
03/09/99   Mellon Bank                                5,800,000      03/18/99
03/10/99   Banca Popolare di Milano                   8,600,000      03/18/99
03/10/99   Banca Popolare di Milano                  10,000,000      03/19/99
03/11/99   Citibank                                   2,400,000      03/18/99
03/15/99   Chase Manhattan Bank                      16,900,000      03/22/99
03/15/99   Mellon Bank                                5,800,000      03/17/99
03/18/99   Chase Manhattan Bank                      12,500,000      03/24/99
03/18/99   Mellon Bank                                6,000,000      03/25/99
03/19/99   Chase Manhattan Bank                       7,500,000      03/26/99
03/19/99   Summit Bank                               16,600,000      04/02/99
03/22/99   Mellon Bank                                3,900,000      03/29/99
03/22/99   Summit Bank                                3,400,000      03/29/99
03/23/99   Chase Manhattan Bank                         200,000      03/24/99
03/24/99   Chase Manhattan Bank                       8,500,000      04/07/99
03/25/99   Bank of Pennsylvania                       4,200,000      04/02/99
03/26/99   Banca Popolare di Milano                  14,500,000      04/06/99
03/26/99   Banca Popolare di Milano                  14,000,000      04/08/99
03/29/99   Chase Manhattan Bank                       7,500,000      04/05/99

Penelec
-------

Issue
Date           Bank                                     Amount       Maturity
----           ----                                     ------       --------

01/06/99       Summit Bank                            2,900,000      01/11/99
01/06/99       Summit Bank                           10,000,000      01/13/99
01/20/99       Chase Manhattan Bank                  20,000,000      01/27/99
02/01/99       Chase Manhattan Bank                   1,000,000      02/08/99
03/01/99       First Union National Bank              1,000,000      03/02/99
03/03/99       Mellon Bank                            4,100,000      03/08/99
03/04/99       Banca Popolare di Milano               1,000,000      03/05/99
03/08/99       Chase Manhattan Bank                   2,000,000      03/09/99
03/09/99       Mellon Bank                            8,400,000      03/18/99
03/11/99       Citibank                               9,200,000      03/17/99
03/15/99       Chase Manhattan Bank                  12,500,000      03/18/99
03/15/99       First Union National Bank             15,200,000      03/18/99
03/17/99       Banca Popolare di Milano                 200,000      03/18/99

           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of January 1, 1999 through March 31, 1999, the Companies repaid unsecured promissory notes issued to banks, as follows:

GPU

Date        Bank                                         Amount
----        ----                                         ------

01/04/99    Chase Manhattan Bank                        2,900,000
01/04/99    First Union National Bank                  30,000,000
01/05/99    Bank of Pennsylvania                        2,800,000
01/05/99    Summit Bank                                 1,400,000
01/06/99    Banca Popolare di Milano                   14,300,000
01/06/99    Summit Bank                                 1,500,000
01/07/99    PNC Bank                                   11,100,000
01/07/99    Sumitomo Bank                               4,200,000
01/08/99    Chase Manhattan Bank                       15,000,000
01/11/99    Banca Popolare di Milano                   14,300,000
01/12/99    First Union National Bank                   2,400,000
01/12/99    PNC Bank                                    3,500,000
01/12/99    Sumitomo Bank                               8,800,000
01/12/99    Summit Bank                                 2,900,000
01/13/99    Chase Manhattan Bank                        7,400,000
01/13/99    Summit Bank                                 7,100,000
01/14/99    Chase Manhattan Bank                        7,500,000
01/14/99    Chase Manhattan Bank                        8,000,000
01/15/99    Chase Manhattan Bank                        7,500,000
01/19/99    Chase Manhattan Bank                       11,500,000
01/19/99    Summit Bank                                 2,900,000
01/20/99    Sumitomo Bank                              14,800,000
01/21/99    Chase Manhattan Bank                        7,400,000
01/21/99    Sumitomo Bank                               7,100,000
01/22/99    Banca Popolare di Milano                    5,300,000
01/22/99    Chase Manhattan Bank                        8,000,000
01/22/99    Summit Bank                                 2,300,000
01/25/99    Chase Manhattan Bank                        7,500,000
01/25/99    Chase Manhattan Bank                        9,600,000
01/26/99    Banca Popolare di Milano                   11,500,000
01/26/99    Summit Bank                                 2,900,000
01/27/99    Summit Bank                                14,800,000
01/28/99    Chase Manhattan Bank                        4,100,000
01/28/99    Credit Agricole                            12,300,000
01/29/99    Chase Manhattan Bank                       12,000,000
01/29/99    Chase Manhattan Bank                        7,000,000
02/01/99    Banca Popolare di Milano                    1,200,000
02/01/99    Chase Manhattan Bank                       10,000,000
02/02/99    Chase Manhattan Bank                        2,200,000
02/02/99    Chase Manhattan Bank                        7,000,000
02/02/99    Summit Bank                                 5,200,000
02/03/99    Chase Manhattan Bank                       14,800,000
02/03/99    Chase Manhattan Bank                        2,200,000
02/04/99    Banca Popolare di Milano                   16,500,000
02/05/99    Banca Popolare di Milano                   10,100,000
02/05/99    Chase Manhattan Bank                        7,800,000
02/08/99    Chase Manhattan Bank                        1,300,000
02/08/99    Chase Manhattan Bank                        7,800,000
02/08/99    Chase Manhattan Bank                       10,000,000
02/09/99    Chase Manhattan Bank                       12,100,000
02/10/99    Chase Manhattan Bank                        1,000,000
02/10/99    Sumitomo Bank                              10,000,000
02/11/99    Banca Popolare di Milano                   19,900,000

GPU continued
-------------

Date        Bank                                         Amount
----        ----                                         ------

02/12/99    Banca Popolare di Milano                   10,100,000
02/12/99    Chase Manhattan Bank                       19,600,000
02/16/99    Chase Manhattan Bank                       13,100,000
02/17/99    Chase Manhattan Bank                       11,000,000
02/18/99    Sumitomo Bank                              20,200,000
02/19/99    Chase Manhattan Bank                       20,000,000
02/19/99    Summit Bank                                 9,700,000
02/19/99    Summit Bank                                 2,000,000
02/22/99    Chase Manhattan Bank                        4,600,000
02/22/99    Chase Manhattan Bank                       15,000,000
02/23/99    Chase Manhattan Bank                       12,500,000
02/23/99    Mellon Bank                                 3,700,000
02/24/99    Chase Manhattan Bank                       15,300,000
02/25/99    Sumitomo Bank                              21,900,000
02/26/99    Banca Popolare di Milano                   21,400,000
02/26/99    Sumitomo Bank                               3,100,000
03/03/99    Banca Popolare di Milano                    1,700,000
03/04/99    Chase Manhattan Bank                       13,700,000
03/04/99    Sumitomo Bank                               3,400,000
03/05/99    Chase Manhattan Bank                       20,600,000
03/05/99    First Union National Bank                   7,000,000
03/08/99    Chase Manhattan Bank                       21,000,000
03/09/99    Banca Popolare di Milano                    9,100,000
03/10/99    Banca Popolare di Milano                    9,000,000
03/11/99    Sumitomo Bank                              14,000,000
03/12/99    Sumitomo Bank                              14,500,000
03/15/99    Chase Manhattan Bank                       11,000,000
03/16/99    Banca Popolare di Milano                    1,400,000
03/16/99    Chase Manhattan Bank                       10,000,000
03/17/99    Banca Popolare di Milano                    1,400,000
03/17/99    Chase Manhattan Bank                       11,300,000
03/17/99    Sumitomo Bank                              11,800,000
03/18/99    Banca Popolare di Milano                      600,000
03/18/99    Banca Popolare di Milano                   10,000,000
03/18/99    Chase Manhattan Bank                       11,300,000
03/18/99    First Union National Bank                     800,000
03/18/99    Sumitomo Bank                              11,800,000
03/18/99    Summit Bank                                20,000,000
03/19/99    Sumitomo Bank                              23,200,000
03/22/99    Chase Manhattan Bank                       11,800,000
03/23/99    Chase Manhattan Bank                       10,000,000
03/24/99    Chase Manhattan Bank                        1,200,000
03/25/99    Chase Manhattan Bank                        2,800,000
03/26/99    Sumitomo Bank                               4,000,000
03/29/99    Chase Manhattan Bank                        5,100,000
03/30/99    Chase Manhattan Bank                        2,500,000
03/30/99    Summit Bank                                 3,400,000
03/31/99    First Union National Bank                   7,100,000

JCP&L
-----

 Date       Bank                                          Amount
 ----       ----                                          ------

01/04/99    Chase Manhattan Bank                       10,000,000
01/07/99    PNC Bank                                   14,700,000
01/08/99    Chase Manhattan Bank                        5,000,000
01/12/99    First Union National Bank                  23,600,000
01/22/99    Banca Popolare di Milano                    1,300,000
01/22/99    Chase Manhattan Bank                       12,500,000
01/25/99    First Union National Bank                   2,000,000
01/28/99    Citibank                                   15,000,000
01/29/99    Chase Manhattan Bank                       16,000,000
02/08/99    Citibank                                   14,100,000
02/16/99    Chase Manhattan Bank                        3,000,000
02/16/99    Chase Manhattan Bank                        7,900,000
02/17/99    Chase Manhattan Bank                        6,100,000
02/17/99    Citibank                                    1,400,000
02/19/99    Chase Manhattan Bank                        2,300,000
02/19/99    Sumitomo Bank                               3,100,000
02/19/99    Summit Bank                                 5,800,000
02/22/99    Chase Manhattan Bank                        5,200,000
02/26/99    Citibank                                    9,600,000
03/05/99    First Union National Bank                   5,500,000
03/15/99    Chase Manhattan Bank                        7,500,000
03/15/99    Sumitomo Bank                                 600,000
03/19/99    Chase Manhattan Bank                        7,500,000
03/22/99    First Union National Bank                   6,000,000
03/22/99    First Union National Bank                   2,000,000
03/25/99    Mellon Bank                                10,100,000
03/30/99    Bank of Pennsylvania                        8,600,000
03/31/99    Chase Manhattan Bank                       11,600,000

Met-Ed
------

 Date      Bank                                           Amount
 ----      ----                                           ------

01/07/99    PNC Bank                                    4,200,000
01/07/99    Sumitomo Bank                               5,100,000
01/12/99    Bank of Pennsylvania                       12,200,000
01/12/99    Citibank                                    2,700,000
01/13/99    Chase Manhattan Bank                        5,000,000
01/13/99    Citibank                                    2,800,000
01/15/99    Chase Manhattan Bank                       23,100,000
01/20/99    Summit Bank                                17,100,000
01/25/99    Chase Manhattan Bank                       11,800,000
01/26/99    Chase Manhattan Bank                        7,000,000
01/27/99    Banca Popolare di Milano                    2,000,000
01/27/99    Sumitomo Bank                               3,100,000
02/03/99    Chase Manhattan Bank                        5,200,000
02/03/99    Summit Bank                                 3,300,000
02/08/99    Chase Manhattan Bank                        6,400,000
02/09/99    Chase Manhattan Bank                        5,400,000
02/09/99    Chase Manhattan Bank                        5,400,000
02/09/99    Sumitomo Bank                               2,300,000
02/16/99    Chase Manhattan Bank                        1,000,000
02/16/99    Chase Manhattan Bank                        7,900,000
02/22/99    Chase Manhattan Bank                       12,700,000

Met-Ed continued
----------------

 Date      Bank                                           Amount
 ----      ----                                           ------

02/23/99    Banca Popolare di Milano                    8,600,000
03/04/99    Chase Manhattan Bank                        1,300,000
03/09/99    Chase Manhattan Bank                        8,400,000
03/10/99    Summit Bank                                20,000,000
03/12/99    Sumitomo Bank                               5,700,000
03/17/99    Mellon Bank                                 5,800,000
03/18/99    Banca Popolare di Milano                    8,600,000
03/18/99    Citibank                                    2,400,000
03/18/99    Mellon Bank                                 5,800,000
03/19/99    Banca Popolare di Milano                   10,000,000
03/22/99    Chase Manhattan Bank                       16,900,000
03/24/99    Chase Manhattan Bank                          200,000
03/24/99    Chase Manhattan Bank                       12,500,000
03/25/99    Mellon Bank                                 6,000,000
03/26/99    Chase Manhattan Bank                        7,500,000
03/29/99    Mellon Bank                                 3,900,000
03/29/99    Summit Bank                                 3,400,000

Penelec
-------

 Date       Bank                                          Amount
 ----       ----                                          ------

01/05/99    Summit Bank                                17,100,000
01/07/99    Citibank                                   14,800,000
01/11/99    Summit Bank                                 2,900,000
01/13/99    Summit Bank                                10,000,000
01/27/99    Chase Manhattan Bank                       20,000,000
02/08/99    Chase Manhattan Bank                        1,000,000
03/02/99    First Union National Bank                   1,000,000
03/05/99    Banca Popolare di Milano                    1,000,000
03/08/99    Mellon Bank                                 4,100,000
03/09/99    Chase Manhattan Bank                        2,000,000
03/17/99    Citibank                                    9,200,000
03/18/99    Banca Popolare di Milano                      200,000
03/18/99    Chase Manhattan Bank                       12,500,000
03/18/99    First Union National Bank                  15,200,000
03/18/99    Mellon Bank                                 8,400,000


            To  summarize  the above  transactions,  at March  31,  1999 the GPU
Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



            GPU                                   $9,200,000
            JCP&L                                 28,900,000
            Met-Ed                                65,300,000
            Penelec                                        0

                                     SIGNATURE
           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.
                                   GPU, INC.
                                   JERSEY CENTRAL POWER & LIGHT COMPANY
                                   METROPOLITAN EDISON COMPANY
                                   PENNSYLVANIA ELECTRIC COMPANY



                                   By: /s/ T. G. Howson
                                   -----------------------------------
                                     T. G. Howson
                                     Vice President and Treasurer


Date: April 8, 1999